EXHIBIT INDEX

Company Press Release January 26, 2001 titled Stewart & Stevenson Names Wade F. Sperry As Senior Vice President - Power Division.

STEWART & STEVENSON NAMES WADE F. SPERRY AS SENIOR VICE PRESIDENT - POWER DIVISION.

                                   CLIENT: STEWART & STEVENSON SERVICES, INC.

                              Contact: David Stewart / d.stewart@ssss.com Director, Investor Relations
                                           Stewart & Stevenson Services, Inc.
                                           713-868-7657
FOR IMMEDIATE  RELEASE
                                           Ken Dennard / kdennard@easterly.com
                                           Lisa Elliott / lisae@easterly.com
                                           Easterly Investor Relations
                                           713-529-6600

                    STEWART & STEVENSON NAMES WADE F. SPERRY
                   AS SENIOR VICE PRESIDENT - POWER DIVISION

     HOUSTON - January 26, 2001 - Stewart & Stevenson Services, Inc. (NASDAQ:
SSSS), a leading manufacturer, distributor, and service provider of industrial and energy related equipment; oilfield and airline ground support equipment; and medium tactical vehicles for the U.S. Army, today announced that it has named Wade F. Sperry, age 53, to the position of Senior Vice President-Power Products Division, reporting to Michael Grimes, President and Chief Executive Officer.

     Michael L. Grimes, President and Chief Executive Officer, stated: "We are pleased to have rounded-out our new leadership team with an individual of the caliber of Wade Sperry. His solid experience and strong leadership skills will be a tremendous asset to this important and growing division."

     As Senior Vice President-Power Division, Mr. Sperry will be responsible for the Company's largest division with sales in excess of $500 million, over 2000 employees, and over 30 locations principally in the Southwestern and Western United States. The business unit is focused on the application, sales, and aftermarket support for a broad range of products manufactured by Stewart & Stevenson, Detroit Diesel Corporation, Allison Transmission Division of General Motors, Hyster Company, Thermo King Corporation, Deutz Corporation, EMD Division of General Motors, Waukesha Engine Division of Halliburton, MerCruiser Division of Mercury Marine, and John Deere Construction Equipment. These products are used in many industries including On-Highway Class 8 Truck and Bus, Power Generation, Marine, Industrial, Commercial, Construction, Agriculture, and Government.

     Prior to joining Stewart & Stevenson, Sperry was Vice President of Fossil Operations for Florida Power Corporation where he was responsible for 15 electric power generation facilities that provided more than 7,500 MW to customers in Florida. A graduate of General Electric's Financial Management Program and a member of GE's Corporate Audit staff, Sperry previously headed GE's Global Gas Turbine repair service business. He also oversaw the delivery of power generation equipment and engineering service to GE's customers in the northeastern United States. Sperry holds a bachelor's degree in accounting from West Virginia Wesleyan College.

     Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes, and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including petroleum, power generation, defense, airline, marine and transportation. For more information on Stewart & Stevenson visit www.ssss.com.